Exhibit 10.1

CONFIDENTIAL

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of December 4, 2024, by and among OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 115 South Union Street, Suite 300, Alexandria, Virginia 22314 (“Oxford”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 to the Loan Agreement (as defined below) or otherwise a party thereto from time to time (each a “Lender” and collectively, the “Lenders”), SYROS PHARMACEUTICALS, INC., a Delaware corporation with offices located at 35 CambridgePark Drive, Cambridge, MA 02140 (“Syros”), TYME TECHNOLOGIES, INC., a Delaware corporation with offices located at 35 CambridgePark Drive, Cambridge, MA 02140 (“Tyme Parent”), and TYME INC., a Delaware corporation with offices located at 35 CambridgePark Drive, Cambridge, MA 02140 (“Tyme Sub” and together with Syros and Tyme Parent, individually and collectively, jointly and severally, “Borrower”).

RECITALS

A. Collateral Agent, Borrower and Lenders have entered into that certain Loan and Security Agreement dated as of February 12, 2020, as amended by that certain First Amendment to Loan and Security Agreement dated as of July 3, 2022, as amended by that certain Second Amendment to Loan and Security Agreement dated as of August 31, 2022, as amended by that certain Third Amendment to Loan and Security Agreement dated as of November 15, 2022, and as amended by that certain Fourth Amendment to Loan and Security Agreement dated as of May 9, 2024 (the “Fourth Amendment”) (as may be further amended, supplemented or otherwise modified from time to time, including by this Amendment, the “Loan Agreement”), pursuant to which the Lenders have provided to Borrower certain loans in accordance with the terms and conditions thereof.

B. As set forth in that certain Notice of Events of Default, Acceleration of Obligations and Demand for Repayment from Collateral Agent to Borrower dated as of November 14, 2024 (the “November 14, 2024 Notice”), Collateral Agent and Lenders have notified Borrower that certain Events of Default have occurred and are continuing under the Loan Documents, including but not limited to, the following: (1) Collateral Agent’s information and belief that the Phase III SELECT MDS-1 Trial failed to achieve its primary endpoint, as publicly reported on November 12, 2024 (Loan Agreement, Section 8.14; Phase III SELECT MDS-1 Trial) (the “November 14 Events of Default”), (2) the occurrence of a Material Adverse Change as a result of the November 14 Events of Default (Loan Agreement, Section 8.3; Material Adverse Change (the “Material Adverse Change Event of Default”), and (3) Borrower becoming Insolvent as a result of the November 14 Events of Default (Loan Agreement, Section 8.5; Insolvency) (clauses (2) and (3) collectively, the “Additional Events of Default”).

C. Collateral Agent accelerated the Obligations pursuant to the November 14, 2024 Notice.

D. On November 15, 2024, Borrower made a prepayment in respect of the Obligations in the amount of $33,500,000, leaving an unpaid principal balance of $6,500,000, together with all other Obligations that are due and payable, including accrued but unpaid interest, the Final Payment, the Prepayment Fee, the Second Interest-Only Extension Milestone Fees, the amendment fee due in respect of the Fourth Amendment pursuant to Section 5.2(g) of the Loan Agreement, Lenders’ Expenses and interest at the Default Rate, and the failure to pay the Obligations in full as of the Fifth Amendment Effective Date is an additional Event of Default pursuant to Section 8.1 of the Loan Agreement (together with the November 14 Events of Default and the Additional Events of Default, the “Specified Events of Default”).

E. As a direct result of the occurrence of the Specified Events of Default, the Collateral and prospects for repayment of the outstanding Obligations when due have been materially impaired, greatly enhancing Lenders’ risk. Borrower acknowledges that the existence of the Specified Events of Default permit Collateral Agent and Lenders to exercise all rights and remedies available to them under applicable law and the Loan Documents, including by foreclosing on the Collateral and commencing litigation to collect on the Obligations.

F. Notwithstanding the foregoing, Borrower has requested that, rather than exercise the remedies available to them at the present time, Collateral Agent and Lenders, subject to the terms of this Amendment, refrain from exercising their remedies so Borrower may conduct an orderly wind-down of its operations so as to maximize the value of Borrower’s assets as they are liquidated for the benefit of all of its stakeholders, including Lenders. To partially mitigate the risk to Lenders and Collateral Agent of electing to refrain from exercising their remedies now, including without limitation the risk that Borrower’s continuing use of cash that is Collateral will reduce the amount paid on the Obligations, Borrower has agreed to grant to Collateral Agent, for the ratable benefit of Lenders, a first priority security interest in the Intellectual Property.

G. Collateral Agent and Required Lenders have agreed to modify and amend certain provisions of the Loan Agreement, subject to, and in accordance with, the terms and conditions set forth herein, and in reliance upon the representations and warranties set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, the Required Lenders and Collateral Agent hereby agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 2.2(b) (Repayment). Section 2.2(b) of the Loan Agreement is hereby amended by inserting the following sentence at the end of such subsection:

“Notwithstanding anything herein to the contrary, on each of the Payment Dates of December 1, 2024, January 1, 2025 and February 1, 2025, respectively, Borrower’s interest payment due on such Payment Date shall be paid-in-kind, and not in cash, on such Payment Date by adding the amount of interest due on such Payment Date to the then outstanding principal balance of the Term Loans on such Payment Date so as to increase the outstanding principal balance of the Term Loans on such Payment Date.”

2.2 Section 5.2 (Collateral). Section 5.2(d) of the Loan Agreement is hereby amended and restated as follows:

“(d) Borrower and each of its Subsidiaries is the sole owner of the Intellectual Property each respectively purports to solely own, free and clear of all Liens other than Permitted Liens. As of the Fifth Amendment Effective Date, to the Borrower’s knowledge (i) each of Borrower’s and its Subsidiaries’ Patents is valid and enforceable and no part of Borrower’s or its Subsidiaries’ Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (ii) no claim has been made that any part of the Intellectual Property or any practice by Borrower or its Subsidiaries violates the rights of any third party except, in each case of the foregoing, to the extent that such invalidity, unenforceability or claim could not reasonably be expected to have a Material Adverse Change. Except as noted on the Perfection Certificates or as otherwise disclosed pursuant to the terms of this Agreement (to the extent Borrower is permitted to take such action resulting in the applicable update by one or more specific provisions in this Agreement), no Borrower nor any of its Subsidiaries is a party to, nor is bound by, any material license or other material agreement with respect to which Borrower or such Subsidiary is the licensee that (i) prohibits or otherwise restricts Borrower or its Subsidiaries from granting a security interest in Borrower’s or such Subsidiaries’ interest in such material license or material agreement or any other property, or (ii) for which a default under or termination of could interfere with Collateral Agent’s or any Lender’s right to sell any Collateral. Borrower shall promptly (and in any event within ten (10) Business Days) provide written notice to Collateral Agent and each Lender of Borrower or any of its Subsidiaries entering into or becoming bound by any license or other agreement with respect to which Borrower or any Subsidiary is the licensee (other than (x) over the counter software that is commercially available to the public, and (y) non-exclusive licenses (i) from research and development vendors, academic institutions and clinical trial sites entered into in the ordinary course of business, (ii) on a form substantially conforming with Borrower’s form master services agreement, material transfer agreement, sponsored research agreement or clinical trial agreement, each as provided to Collateral Agent and each Lender entered into in the ordinary course of business, and (iii) from service providers of Borrower providing corporate sponsorship and/or promotional items, auditing and accounting services, human resources support services, non-proprietary information technology software, and market research entered into in the ordinary course of business, the principal purposes of which do not include the acquisition of licensing rights, but which contain such non-exclusive licenses merely ancillary to, and for the limited purposes of facilitating, the principal purposes of the agreement, in each case so long as Borrower has complied with all other applicable terms of the Loan Documents applicable thereto).”

2.3 Section 6.2 (Financial Statements, Reports, Certificates). Section 6.2(a)(vii) of the Loan Agreement is hereby amended and restated as follows:

“(vii) (A) prompt notice of (1) from and after the Fifth Amendment Effective Date, any event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property and (2) from and after the Fifth Amendment Effective Date, any event impacting the composition of the Intellectual Property that could reasonably be expected to have a material adverse effect on Borrower, and (B) concurrently with the delivery of each Compliance Certificate required by Section 6.2(b), notice of the registration of any copyright, including any subsequent ownership right of Borrower or any of its Subsidiaries in or to any copyright, patent or trademark, including a copy of any such registration.”

2.4 Section 6.7 (Protection of Intellectual Property Rights). New Section 6.7(b) is hereby added to the end of Section 6.7 of the Loan Agreement as follows:

“(b) From and after the Fifth Amendment Effective Date, Borrower shall comply with the additional requirements in this Section 6.7(b). If Borrower or any of its Subsidiaries (i) obtains any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark or servicemark, then Borrower or such Subsidiary shall concurrently with the delivery of each Compliance Certificate required by Section 6.2(b), provide written notice thereof to Collateral Agent and each Lender and shall execute such intellectual property security agreements and other documents and take such other actions as Collateral Agent shall reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Collateral Agent, for the ratable benefit of the Lenders, in such property. If Borrower or any of its Subsidiaries decides to register any copyrights or mask works in the United States Copyright Office, Borrower or such Subsidiary shall: (x) provide Collateral Agent and each Lender with at least fifteen (15) days prior written notice of Borrower’s or such Subsidiary’s intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Collateral Agent may reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Collateral Agent, for the ratable benefit of the Lenders, in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office. To the extent the Collateral Agent requests the Borrower or its Subsidiary or their respective designees to perform the filing of such intellectual property security agreements, Borrower or such Subsidiary shall promptly upon its availability provide to Collateral Agent and each Lender with evidence of the recording of the intellectual property security agreement necessary for Collateral Agent to perfect and maintain a first priority perfected security interest in such property.”

2.5 Section 6.14 (Sale Process). Section 6.14 of the Loan Agreement is hereby added as follows:

“Section 6.14 Sale Process. Borrower shall adhere to the following fixed deadlines with respect to a Sale (as such dates may be extended as agreed upon in writing by Collateral Agent, Lenders and Borrower):

(a) [**]. Deadline for Borrower to engage a Sale Advisor.

(b) [**]. Deadline for the Sale Advisor to send out to potential buyers or lenders a confidential information memorandum, or similar marketing document mutually agreed upon by Collateral Agent and Borrower, regarding Borrower, its business and a potential Sale.

(c) [**]. Deadline for the Sale Advisor to deliver to the Collateral Agent a written summary showing the names of all parties with whom the Sale Advisor has been in contact regarding a potential Sale.

(d) [**]. Deadline for Borrower to have received, and to have provided copies thereof to Collateral Agent, one or more written expressions of interest and/or term sheets with respect to a potential Sale that is scheduled to close by February 28, 2025 and at least one such written expression of interest or term sheet (or a combination of written expressions of interest or term sheets for non-overlapping assets) shall be for an amount that qualifies as a Sale and is otherwise on terms reasonably acceptable to Collateral Agent.

(e) [**]. Deadline for Borrower to have received, and to have provided copies thereof to Collateral Agent, one or more commitment letters and/or proposed asset purchase agreements from one or more proposed buyers for a Sale and at least one such commitment letter and/or proposed asset purchase agreement (or a combination of commitment letters and/or proposed asset purchase agreements for non-overlapping assets) shall be for an amount that qualifies as a Sale and is otherwise on terms reasonably acceptable to Collateral Agent.

(f) February 28, 2025. Deadline for the Sale to close.”

2.6 Section 6.15 (Compliance with Budget). The following new Section 6.15 of the Loan Agreement is hereby added to the Loan Agreement:

“6.15 Compliance with Budget. Borrower shall operate its business as a wind-down and limit its expenditures in accordance with the Budget; provided, however, a variance of up to ten percent (10%) of actual expenditures for any line item in the Budget above the budgeted amount for such line item shall not be a violation of this Section 6.15. In addition, Borrower shall prepay the Loans with the proceeds from any refund, including, without limitation, the approximately $2,400,000 ERC tax refund anticipated to be received by Borrower, within one (1) Business Day Borrower receives such refund. Beginning on December 10, 2024 and on every other Tuesday thereafter, on or prior to 12:00 noon Eastern time on each such Tuesday, Borrower shall deliver to Collateral Agent and Lenders biweekly cash-flow reports and detailed schedules of receipts and expenditures for such prior two-week period.”

2.7 Section 7.1 (Dispositions). Section 7.1 of the Loan Agreement is hereby amended and restated as follows:

“7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) in connection with Permitted Liens, Permitted Investments and Permitted Licenses that are pursuant to or otherwise consistent with the Budget; (b) from any Subsidiary of Borrower to Borrower or between Loan Parties; (c) of cash and Cash Equivalents in connection with transactions pursuant or otherwise consistent with the Budget; (d) of any Inventory, Equipment, Intellectual Property and other assets if Borrower reasonably determines that the benefit of Transferring such assets outweighs the cost of maintaining such assets if approved in advance and in writing by Collateral Agent, which approval shall not be unreasonably withheld, conditioned, or delayed; (e) of Inventory, Equipment, Intellectual Property and other assets approved in advance and in writing by Collateral Agent, which approval shall not be unreasonably withheld, conditioned, or delayed, and Borrower shall prepay the Loans with the net proceeds from each such Transfer approved pursuant to this clause (e) within one (1) Business Day of the receipt of proceeds of such Transfer; (f) mandated destruction of Pre-Clinical and Clinical Trial Supplies; and (g) other Transfers of property, other than Intellectual Property, having a book value not exceeding Fifty Thousand Dollars ($50,000.00) in the aggregate during any fiscal year.”

2.8 Section 7.7 (Distributions; Investments). Clause (a)(vi) of Section 7.7 of the Loan Agreement is hereby amended and restated as follows: “[reserved]”.

2.9 Section 8.2 (Covenant Default). Section 8.2(a) of the Loan Agreement is hereby amended and restated as follows:

“(a) Borrower or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Bank Accounts), 6.7 (Protection of Intellectual Property Rights), 6.9 (Notice of Litigation and Default), 6.10 (MSC Investment Condition, Cash Covenant and Performance to Plan), 6.11 (Landlord Waivers; Bailee Waivers), 6.12 (Creation/Acquisition of Subsidiaries), 6.13 (Further Assurances), 6.14 (Sale Process), 6.15 (Compliance with Budget) or Borrower violates any covenant in Section 7; or”

2.10 Section 13 (Definitions). The following terms and such definitions in Section 13 of the Loan Agreement are hereby amended and restated in their entirety as follows:

““Key Person” is Borrower’s Chief Executive Officer, who is Gerald Quirk as of the Fifth Amendment Effective Date.”

““Loan Documents” are, collectively, this Agreement, the Warrants, the Perfection Certificates, each Compliance Certificate, each Disbursement Letter, the Post Closing Letter, the Officer’s Certificate, the IP Agreement (from and after the Fifth Amendment Effective Date), the Success Fee Agreement, any subordination agreements, any note, or notes or guaranties executed by Borrower or any other Person, and any other present or future agreement entered into by Borrower, any Guarantor or any other Person for the benefit of the Lenders and Collateral Agent in connection with this Agreement; all as amended, restated, or otherwise modified.”

“Obligations” are all of Borrower’s obligations to pay when due any debts, principal, interest, Lenders’ Expenses, the Prepayment Fee, the Final Payment, the First Interest-Only Extension Milestone Fee, the Second Interest-Only Extension Milestone Fee, the Third Interest-Only Extension Milestone Fee, the Fourth Interest-Only Extension Milestone Fee and other amounts Borrower owes the Lenders now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Loan Documents (other than the Warrants and the Success Fee Agreement), or otherwise, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to the Lenders and/or Collateral Agent, and the performance of Borrower’s duties under the Loan Documents (other than the Warrants and the Success Fee Agreement).

2.11 Section 13 (Definitions). Clauses (g), (j), (k), (l) and (n) of the defined term “Permitted Indebtedness” are hereby amended and restated as follows:

(g) other unsecured Indebtedness in an aggregate amount outstanding at any time not to exceed Fifty Thousand Dollars ($50,000.00);

(j) Indebtedness relating to insurance premium financing arrangements, not to exceed Fifty Thousand Dollars ($50,000.00) outstanding at any time;

(k) any obligations owing with respect to corporate credit cards or merchant services in an aggregate amount outstanding at any time not to exceed Fifty Thousand Dollars ($50,000.00) at any time outstanding;

(l) (1) Indebtedness in respect of letters of credit, bank guarantees, bonds and similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations under (A) workers’ compensation, unemployment insurance and other social security laws and (B) bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature; in an aggregate amount for (A) and (B) not to exceed Five Hundred Thousand Dollars ($500,000.00) at any time, and (2) Indebtedness in respect of any letters of credit for real estate leases issued for the account of the Borrower or any Subsidiary that are outstanding on the Fifth Amendment Effective Date and not to exceed Two Million One

Hundred Thousand Dollars ($2,100,000.00) at any time; provided, however, if any letter of credit is terminated and the cash collateral in support thereof is released to Borrower, Borrower shall transfer such cash to a deposit account that is subject to a Control Agreement in favor of Collateral Agent within one (1) Business Day after such release;

(n) Indebtedness representing deferred compensation, severance, pension and health and welfare retirement benefits or the equivalent thereof to current and former employees of either Borrower or its Subsidiaries incurred in the ordinary course of business or in connection with Permitted Investments and either (i) outstanding as of the Fifth Amendment Effective Date (but not to exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate or (ii) incurred after the Fifth Amendment Effective Date to the extent consistent with the Budget; and

2.12 Section 13 (Definitions). Clauses (f), (g), (j) and (n) of the defined term “Permitted Investments” are hereby amended and restated as follows:

(f) Investments (i) of cash and Cash Equivalents in Syros Securities, so long as an Event of Default does not exist at the time of such Investment and would not exist after giving effect to such Investment and provided that Borrower is, at all times, in compliance with the MSC Investment Condition, (ii) in non-Loan Party Subsidiaries (other than Syros Securities) not to exceed the Investments in such Persons as of the Fifth Amendment Effective Date, (iii) by any Loan Party in another Loan Party and (iii) by Subsidiaries in Borrower;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business that are outstanding as of the Fifth Amendment Effective Date, and (ii) loans to employees, officers or directors that are outstanding as of the Fifth Amendment Effective Date relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(j) Investments in joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support; provided that no additional cash Investments by Borrower or its Subsidiaries for such Investments shall be made from and after the Fifth Amendment Effective Date;

(n) other Investments in existence as of the Fifth Amendment Effective Date.

2.13 Section 13 (Definitions). The following terms and such definitions are hereby added to Section 13 of the Loan Agreement in appropriate alphabetical order:

““Budget” means the budget attached as Schedule 1.2 to the Fifth Amendment.”

““Fifth Amendment” means that certain Fifth Amendment to Loan and Security Agreement, dated as of the Fifth Amendment Effective Date, by and among Collateral Agent, Lenders and Borrower.

““Fifth Amendment Effective Date” means December 4, 2024.”

““IP Agreement” is that certain Intellectual Property Security Agreement entered into by and between Borrower and Collateral Agent on the Fifth Amendment Effective Date, as amended from time to time.”

““Sale” means a sale of assets resulting in receipt by Borrower of net cash proceeds in an amount sufficient to repay all Obligations (other than inchoate indemnity obligations) in full, or resulting in such other proceeds acceptable to Collateral Agent and Lenders in their sole discretion.”

““Sale Advisor” means an investment banking firm, acceptable to Collateral Agent and Lenders in their sole discretion, and such Person has executed an engagement letter with Borrower approved by Collateral Agent in its sole discretion.”

““Success Fee Agreement” means that certain Success Fee Agreement dated as of the Fifth Amendment Effective Date by and among Borrower, Collateral Agent and Lenders.”

2.14 Section 13 (Definitions). The following term and such definition are hereby deleted in their entirety from Section 13 of the Loan Agreement:

“Permitted SY-2101 Sale Transaction”

2.15 Exhibit A (Collateral). Exhibit A to the Loan Agreement is hereby amended and restated as set forth on Exhibit A to this Amendment.

3. Limitation of Amendment.

3.1 The amendments set forth in Section 2 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document or (b) otherwise prejudice any right, remedy or obligation which Collateral Agent, Lenders or Borrower may now have or may have in the future under or in connection with any Loan Document, as amended hereby.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect.

4. Forbearance. Subject to all the terms and conditions set forth herein, Collateral Agent and Lenders shall forbear from filing any legal action or instituting or enforcing any rights and remedies they may have against Borrower in connection with the Specified Events of Default from the Fifth Amendment Effective Date until the date which is the earliest to occur of (a) the failure after the Fifth Amendment Effective Date of Borrower to comply with any of the terms or undertakings of the Loan Documents, (b) the occurrence after the Fifth Amendment Effective Date of any other Event of Default (other than the Specified Events of Default) and (c) February 28, 2025 (the earliest such date, the “Forbearance Termination Date”). This Amendment does not constitute a waiver or release by Collateral Agent and Lenders of any obligations of Borrower pursuant to the Loan Documents of the Specified Events of Default, any other existing Event of Default or any Event of Default which may arise in the future after the date of execution of this Amendment. If Borrower does not comply with the terms of the Loan Documents, Collateral Agent and Lenders shall have no further obligations under this Amendment and shall be permitted to exercise at such time any rights and remedies against Borrower as they deem appropriate in their sole and absolute discretion. Borrower understands that Collateral Agent and Lenders have made no commitment and are under no obligation whatsoever to grant any additional extensions of time at the end of the Forbearance Period. The time period between the Fifth Amendment Effective Date and the Forbearance Termination Date is referred to herein as the “Forbearance Period.”

5. Representations and Warranties. To induce Collateral Agent and the Required Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and the Required Lenders as follows:

5.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the Fifth Amendment Effective Date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date) and (b) no Event of Default, other than the Specified Events of Default, has occurred and is continuing; and Borrower acknowledges and agrees that the November 14 Events of Default and the Material Adverse Change Default have occurred and are continuing, Collateral Agent and Lenders have notified Borrower of the Specified Events of Default and such notice was provided properly in accordance with the terms of the Loan Agreement;

5.2 Borrower has the power and due authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

5.3 The organizational documents of Borrower delivered to Collateral Agent and Lenders on the Effective Date, and updated pursuant to subsequent deliveries by or on behalf of Borrower to the Collateral Agent remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

5.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not contravene (i) any material law or regulation binding on or affecting Borrower, (ii) any material contractual restriction with a Person binding on Borrower, (iii) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (iv) the organizational documents of Borrower;

5.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

5.6 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

6. Loan Document. Borrower, Lenders and Collateral Agent agree that this Amendment shall be a Loan Document. Except as expressly set forth herein, the Loan Agreement and the other Loan Documents shall continue in full force and effect without alteration or amendment. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

7. Release by Borrower.

7.1 FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Collateral Agent and each Lender and their respective present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Amendment solely to the extent such claims arise out of or are in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing (collectively “Released Claims”).

7.2 By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected in relation to the Released Claims; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Collateral Agent or Lenders with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

7.3 This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Collateral Agent and the Lenders to enter into this Amendment, and that Collateral Agent and the Lenders would not have done so but for Collateral Agent’s and the Lenders’ expectation that such release is valid and enforceable in all events.

8. Effectiveness. This Amendment shall be deemed effective as of the Fifth Amendment Effective Date upon (a) the due execution and delivery of this Amendment by the parties hereto, (b) the due execution and delivery of the IP Agreement by the parties thereto, (c) the due execution and delivery of the Success Fee Agreement by the parties thereto, and (d) execution and/or delivery of all such other agreements, documents and deliverables required by Collateral Agent in connection with this Amendment.

9. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument. Delivery by electronic transmission (e.g. “.pdf”) of an executed counterpart of this Amendment shall be effective as a manually executed counterpart signature thereof.

10. Governing Law. This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BORROWER:

SYROS PHARMACEUTICALS, INC.

By:	/s/ Gerald Quirk
Name:	Gerald Quirk
Title:	Chief Executive Officer

TYME TECHNOLOGIES, INC.

By:	/s/ Gerald Quirk
Name:	Gerald Quirk
Title:	President

TYME INC.

By:	/s/ Gerald Quirk
Name:	Gerald Quirk
Title:	President

[Signature Page to Fifth Amendment to Loan and Security Agreement]

COLLATERAL AGENT:

OXFORD FINANCE LLC

By:	/s/ Joshua Friedman
Name:	Joshua Friedman
Title:	Chief Financial Officer

LENDERS:

OXFORD FINANCE LLC

By:	/s/ Joshua Friedman
Name:	Joshua Friedman
Title:	Chief Financial Officer

OXFORD FINANCE FUNDING III, LLC
OXFORD FINANCE FUNDING IX, LLC
OXFORD FINANCE FUNDING XII, LLC
OXFORD FINANCE FUNDING XIII, LLC
OXFORD FINANCE FUNDING 2020-1, LLC
By: Oxford Finance LLC, as servicer

By:	/s/ Joshua Friedman
Name:	Joshua Friedman
Title:	Chief Financial Officer

[Signature Page to Fifth Amendment to Loan and Security Agreement]

Exhibit A

EXHIBIT A

Description of Collateral

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (including all Intellectual Property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any license or contract, in each case if the granting of a Lien in such license or contract is prohibited by or would constitute a default under the agreement governing such license or contract (but (A) only to the extent such prohibition is enforceable under applicable law and (B) other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-408 or 9-409 (or any other Section) of Division 9 of the Code); provided that upon the termination, lapsing or expiration of any such prohibition, such license or contract, as applicable, shall automatically be subject to the security interest granted in favor of Collateral Agent hereunder and become part of the “Collateral.”

Schedule 1.2

Budget

See attached.